UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 11, 2011

HNI Corporation
(Exact Name of Registrant as Specified in Charter)

Iowa	1-14225	42-0617510
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

408 East Second Street, P.O. Box 1109, Muscatine, Iowa  52761-0071
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code:  (563) 272-7400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 1, 2011, HNI Corporation (the "Corporation") announced it will close its Lithia Springs, Georgia office furniture distribution center (the "Lithia Springs DC") during the third and fourth quarters of 2011 and first quarter of 2012.  The Lithia Springs DC is operated by a third-party logistics provider.  The Corporation will add distribution capacity to its Cedartown, Georgia office furniture manufacturing facility and distribution center (the "Cedartown Facility") to make up for the loss of the Lithia Springs DC.  To make room for the additional distribution capacity, the Corporation will consolidate some office furniture manufacturing production from the Cedartown Facility into existing office furniture manufacturing facilities in Muscatine, Iowa.  The Corporation anticipates the closure, consolidation and realignment to be substantially completed by the end of the first quarter of 2012.  The Corporation made this decision to reduce structural costs.

The Corporation anticipates charges related to the closure, consolidation and realignment will impact pre-tax earnings an estimated $5.4 million.  The following table lists the estimated composition and timing of these charges:

 (Dollars in millions)
Time Period	Restructuring Costs	Other Costs	Total
2011 Q3	0.5	0.5	1.0
2011 Q4	0.7	1.0	1.7
2011 Total			2.7
2012 Q1	2.0	0.2	2.2
2012 Q2	0.1	0.2	0.3
2012 Q3	0.1	-	0.1
2012 Q4	0.1	-	0.1
2012 Total			2.7
Grand Total			5.4

The Corporation estimates the closure, consolidation and realignment will save approximately $11.9 million annually beginning in 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HNI CORPORATION
Date:	September 1, 2011	By	/s/ Steven M. Bradford
Steven M. Bradford Vice President, General Counsel and Secretary